 Exhibit 15.9

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form F-1 (Registration No. 333-194519) and in the Registration Statement on Form F-3 (Registration No. 333-172122) and in the Registration Statement on Form S-8 (Registration No. 333-117509, No. 333-130852, No. 333-136684 and No. 333-152820) filed by Elbit Imaging Ltd. of our auditors report dated February 8, 2018, relating to the financial statements of Insightec Ltd. as of December 31, 2016 and 2017, appearing in the Annual Report on Form 20-F of Elbit Imaging Ltd. for the year ended December 31, 2018.

/s/ Brightman Almagor Zohar & Co.

Brightman Almagor Zohar & Co.

Certified Public Accountants

A member firm of Deloitte Touche Tohmatsu

Tel-Aviv, Israel

May 13, 2019